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                      [JUPITER COMMUNICATIONS LETTERHEAD]

                                                                    EXHIBIT 99.1


Jason Ream
Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA 94304



Oct 3 1999

I have approved use of the following:

"According to a Jupiter Communications survey, in 1998 sending electronic greetings was the sixth most popular online activity, with 55% of online users visiting electronic greeting and postcard websites regularly."

Jupiter NFO Consumer Survey
Volume 2
Attitudes, Behaviors and Demographics of Online Users
August 1999

/s/ KATE BERG
---------------------------
Kate Berg
Director, Corporate Communications
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[LOGO JUPITER COMMUNICATIONS]

December 8, 1999

Mr. Jason Ream
Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA 94304

Jupiter Communications consents to the use of its name and the inclusion of the statements attributable to Jupiter Communications (see below) in the prospectus for your client, including any amendments to such registration statement to be filed with the Securities and Exchange Commission.

Sincerely,

/s/ Marla Kammer
------------------------
Marla Kammer
Director of Production
Jupiter Communications

"Jupiter Forecasts that US online shopping will reach $78 billion in 2003, and that online commerce will grow at a compounded annual growth rate of 58 percent."

"Jupiter forecasts that US online shopping will reach $78 billion in 2003."

"Many companies have begun to focus significant marketing efforts toward online ad spending and Jupiter believes that by 2003, online ad spending in the US will reach $11.5 billion."